Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Financial Results

ELBA, ALABAMA (August 7, 2012)…The National Security Group, Inc. (NASDAQ:NSEC) financial results for the three-months and six-months ended June 30, 2012 and 2011, based on accounting principles generally accepted in the United States of America, were reported today as follows:

	Three-months ended June 30,		Six-months ended June 30,
	2012	2011	2012	2011
Premium Earned	$12,533,000	$13,321,000	$26,029,000	$28,191,000
Investment Income	1,066,000	1,171,000	2,201,000	2,228,000
Realized Investment Gains	865,000	261,000	1,071,000	1,031,000
Other Income	193,000	256,000	390,000	511,000
Total Revenues	$14,657,000	$15,009,000	$29,691,000	$31,961,000

Net Loss	$(7,306,000)	$(4,945,000)	$(6,775,000)	$(3,950,000)

Net Loss Per Share	$(2.96)	$(2.00)	$(2.75)	$(1.60)

On June 20, 2012, The National Security Group, Inc. (the Company) reached a settlement agreement in the Mobile Attic related litigation previously disclosed in its annual and quarterly reports filed with the Securities and Exchange Commission on forms 10-K and 10-Q. The Company and the plaintiff entered into an agreement before the Court to end all outstanding litigation between the parties. The agreement will consist of a settlement in which the Company will pay the plaintiff $13,000,000 over 9 years on terms and conditions to be finalized by the parties in the final definitive agreement. The financial impact of this settlement is reflected in the current year net income figures presented in the table above and discussion below.

For the three-months ended June 30, 2012, the Company had a net loss of $7,306,000, $2.96 per share, compared to a net loss of $4,945,000, $2.00 per share, for the same period last year. The primary factor contributing to the net loss for the three-months ended June 30, 2012 was the settlement of longstanding litigation related to the Company's sale of an investment in Mobile Attic, Inc. The settlement and associated legal fees resulted in a charge to pretax earnings of $12,670,000 in the second quarter and resulted in a net of tax reduction in second quarter net income of $8,362,000. For the three-months ended June 30, 2011, the net loss included a significant increase in policyholder benefits paid resulting from tornado and wind claims related to a series of severe weather events occurring during the month of April 2011 which caused widespread destruction and led to $12,632,000 in gross incurred losses and adjustment expenses. Net of reinsurance recoveries, these events reduced pretax earnings by $6,518,000 and reduced net income by $4,302,000 in the second quarter of 2011.

For the six-months ended June 30, 2012, the Company had a net loss of $6,775,000, $2.75 per share, compared to a net loss of $3,950,000, $1.60 per share, for the same period last year. Litigation settlement and defense cost reduced net income for the first six months of 2012 by $8,751,000, net of tax, resulting in a net loss for the period. The first six months of 2011 were adversely impacted by the previously mentioned tornado and wind related losses which occurred during the month of April.

Year-to-date earned premium revenue was $26,029,000 for the six-months ended June 30, 2012 compared to $28,191,000 for the same period last year. The primary factor contributing to the decline in premium revenue was the decision, in late 2011, to discontinue to automobile line of business due to lack of underwriting profitability.

Shareholders’ equity as of June 30, 2012 was $30,663,000, down $7,352,000 compared to $38,015,000 as of December 31, 2011. Book value per share decreased $2.98 per share for the period ended June 30, 2012 to $12.43 per share compared to $15.41 per share at December 31, 2011. The decline in book value was primarily caused by the net loss of $6,775,000 in the first six months of 2012.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property & casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in twelve states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners, and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.